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                                        Exhibit (h)(viii) under Form N-1A
                                     Exhibit (10) under Item 601/Reg. S-K

                                EXHIBIT A
                                 to the
                     Shareholder Services Agreement

                   Regions Morgan Keegan Select Funds

           Regions Morgan Keegan Select Aggressive Growth Fund
               Regions Morgan Keegan Select Balanced Fund
             Regions Morgan Keegan Select Fixed Income Fund
        Regions Morgan Keegan Select Government Money Market Fund
                Regions Morgan Keegan Select Growth Fund
      Regions Morgan Keegan Select Limited Maturity Government Fund
         Regions Morgan Keegan Select Treasury Money Market Fund
                 Regions Morgan Keegan Select Value Fund


      This Shareholder Services Agreement is adopted by Regions Morgan Keegan Select Funds with respect to the portfolios of the Trust set forth above.

      In compensation for the services provided pursuant to this Shareholder Services Agreement, Federated Shareholder Services will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the portfolios of the Trust held during the month.

      Witness the due execution hereof this 1st day of December, 2001.


                                    Regions Morgan Keegan Select Funds


                                    By:  /s/ Heather Froehlich
                                       --------------------------------
                                    Name:  Heather Froehlich
                                    Title:  Vice President